Exhibit 4.4

APOGEE ENTERPRISES, INC.

2000 EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated Effective as of May 1, 2003)

ARTICLE I. INTRODUCTION

Section 1.01 Purpose. The purpose of the Plan is to encourage and assist employees and directors of the Company and certain related corporations in acquiring an ownership interest in the Company through the systematic purchase of the Common Stock of the Company under convenient and advantageous terms. It is believed that the Plan will encourage participants to put forth their best efforts toward the profitability of the Company.

Section 1.02 Effect on Prior Plans. From and after the Commencement Date (as defined in Section 9.02 below) the Apogee Enterprises, Inc. Employee Stock Purchase Plan (the “Prior Plan”) shall terminate. All outstanding accounts administered under the Prior Plan shall, as of the Commencement Date, automatically become Stock Purchase Accounts under this Plan and be administered according to the provisions of this Plan.

Section 1.03 Definitions. For purposes of the Plan, the following terms will have the meanings set forth below:

(a) “Acceleration Date” means the earlier of the date of shareholder approval or approval by the Company’s Board of Directors of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders of the Company immediately prior to the merger have substantially the same proportionate ownership of stock in the surviving corporation immediately after the merger; (ii) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iii) any plan of liquidation or dissolution of the Company.

(b) “Affiliate” means any subsidiary corporation of the Company, as defined in Section 424(f) of the Code, whether now or hereafter acquired or established.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the committee described in Section 10.01 of the Plan.

(e) “Common Stock” means the Company’s Common Stock, par value $.33-1/3 per share, as such stock may be adjusted for changes in the stock or the Company as contemplated by Article XI of the Plan.

(f) “Company” means Apogee Enterprises, Inc., a Minnesota corporation, and its successors by merger or consolidation as contemplated by Section 11.02 of the Plan.

(g) “Current Compensation” means all regular wage, salary,

commission payments and retainer fees paid by the Company or a Participating Affiliate to a Participant in accordance with the terms of his or her employment or service as a director, but excluding annual bonus payments and all other forms of special compensation.

(h) “Fair Market Value” as of a given date means the fair market value of the Common Stock determined by such methods or procedures as shall be established from time to time by the Committee, but shall not be less than, if the Common Stock is then quoted on the NASDAQ National Market System, the average of the high and low sales price as reported on the NASDAQ National Market System on such date or, if the NASDAQ National Market System is not open for trading on such date, on the most recent preceding date when it is open for trading. If on a given date the Common Stock is not traded on an established securities market, the Committee shall make a good faith attempt to satisfy the requirements of this Section 1.03(h) and in connection therewith shall take such action as it deems necessary or advisable.

(i) “Participant” means a Regular Employee who is eligible to participate in the Plan under Section 2.01 of the Plan and who has elected to participate in the Plan.

(j) “Participating Affiliate” means an Affiliate whose eligible Regular Employees may participate in the Plan that was (i) an Affiliate on the date that this Plan was adopted or (ii) an Affiliate that was acquired after the Plan was adopted and which has been designated by the Committee in advance of the Purchase Period in question as a corporation whose eligible Regular Employees may participate in the Plan.

(k) “Plan” means the Apogee Enterprises, Inc. 2000 Employee Stock Purchase Plan, as it may be amended, the provisions of which are set forth herein.

(k) “Plan Custodian” means the entity appointed by the Committee to receive and take custody of the funds contributed by the Participants and the Company and any Participating Affiliates and to carry out any additional duties of the Plan Custodian as set forth in the Plan.

(l) “Purchase Period” means the period beginning on the first business day of each calendar month and ending on the last business day of the same calendar month; provided, however, that the then-current Purchase Period will end upon the occurrence of an Acceleration Date.

(m) “Regular Employee” means (i) an employee of the Company or a Participating Affiliate as of the first day of a Purchase Period, including a union employee, but excluding an employee whose customary employment is less than 30 hours per week or (ii) a non-employee director of the Company.

(n) “Stock Purchase Account” means the account maintained by the Plan Custodian recording the number of full and fractional shares allocated to a Participant based on the amount received from each Participant through payroll deductions made under the Plan and the Company’s or the Participating Affiliate’s contribution made under the Plan.

ARTICLE II. ELIGIBILITY AND PARTICIPATION

Section 2.01 Eligible Employees. All Regular Employees who have reached the age of 18 years shall be eligible to participate in the Plan beginning on the first day of the first Purchase Period to commence after such person becomes a Regular Employee. Subject to the provisions of Article VI of the Plan, each such employee will continue to be eligible to participate in the Plan so long as he or she remains a Regular Employee.

Section 2.02 Election to Participate. An eligible Regular Employee may elect to participate in the Plan for a given Purchase Period by filing with the Company, in advance of that Purchase Period and in accordance with such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company for such purpose (which authorizes regular payroll deductions from Current Compensation in that Purchase Period and continuing until the employee withdraws from the Plan or ceases to be eligible to participate in the Plan).

Section 2.03 Voluntary Participation. Participation in the Plan on the part of a Participant is voluntary and such participation is not a condition of employment nor does participation in the Plan entitle a Participant to be retained as an employee of the Company or any Participating Affiliate.

ARTICLE III. PAYROLL DEDUCTIONS AND STOCK PURCHASE ACCOUNT

Section 3.01 Deductions from Pay. The form described in Section 2.02 of the Plan will permit a Participant to elect payroll deductions of any multiple of $1 per week but not more than $500 per week of such Participant’s Current Compensation, subject to such other limitations as the Committee in its sole discretion may impose. A Participant may increase, decrease or cease making payroll deductions at any time, subject to such limitations as the Committee in its sole discretion may impose.

Section 3.02 Credit to Account. Payroll deductions will be remitted at the end of each Purchase Period to the Plan Custodian and credited to the Participant’s Stock Purchase Account. At such time, the Company or the Participating Affiliate will contribute, and remit to the Plan Custodian, an amount equal to 15% of the contribution amount of each Participant for the Purchase Period and such amount will be credited to each Participant’s Stock Purchase Account at the end of the Purchase Period.

Section 3.03 Interest. No interest will be paid on payroll deductions or on any other amount credited to, or on deposit in, a Participant’s Stock Purchase Account.

Section 3.04 No Additional Contributions. A Participant may not make any payment into the Stock Purchase Account other than the payroll deductions made pursuant to the Plan.

Section 3.05 Nature of Account. The Stock Purchase Account is established solely for accounting purposes, and all dollar amounts credited to the Stock Purchase Account will remain part of the general assets of the Company or the Participating Affiliate (as the case may be).

ARTICLE IV. RIGHT TO PURCHASE SHARES

Section 4.01 Number of Shares. Each Participant will have the right to purchase on the last business day of the Purchase Period all, but not less than all, of the number of whole and fractional shares of Common Stock that can be purchased at the price specified in Section 4.02 of the Plan with the entire credit balance in the Participant’s Stock Purchase Account.

Section 4.02 Purchase Price. The purchase price for any Common Stock purchased under the Plan shall be the price paid in the open market by the Plan Custodian for the relevant Purchase Period on behalf of all Participants in the Plan.

ARTICLE V. EXERCISE OF RIGHT

Section 5.01 Purchase of Stock. Following the last business day of a Purchase Period, the entire credit balance in each Participant’s Stock Purchase Account will be used to purchase the number of whole shares and fractional shares of Common Stock purchasable with such amount, unless the Participant has notified the Company, in advance of that date and subject to such terms and conditions as the Committee in its sole discretion may impose, of the Participant’s election to receive the distribution of the entire credit balance in cash.

Section 5.02 Reports to Participants. The Plan Custodian will issue quarterly statements to each Participant showing the number of shares purchased for his or her Stock Purchase Account in the preceding quarter and the total number of shares in the Participant’s Stock Purchase Account.

Section 5.03 Notice of Acceleration Date. The Company shall use reasonable commercial efforts to notify each Participant in writing at least ten days prior to any Acceleration Date that the then-current Purchase Period will end on such Acceleration Date.

ARTICLE VI. WITHDRAWAL FROM PLAN; SALE OF STOCK

Section 6.01 Voluntary Withdrawal. A Participant may, in accordance with such terms and conditions as the Committee in its sole discretion may impose, withdraw from the Plan and cease making payroll deductions by filing with the Company a form provided for this purpose. A Participant who withdraws from the Plan will not be eligible to reenter the Plan for a period of at least six months after the date of such withdrawal.

Section 6.02 Death. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon the death of a Participant, no further amounts shall be credited to the Participant’s Stock Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Participant’s death occurred and in accordance with Section 5.01 of the Plan, the entire credit balance in such Participant’s Stock Purchase Account will be used to purchase shares of Common Stock, unless such Participant’s estate has notified the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, of its election to have the entire credit balance in such Participant’s Stock Purchase Account distributed in cash within 30 days after the end of that Purchase Period or at such earlier time as the Committee in its sole discretion may decide. Each Participant, however, may designate one or more beneficiaries who, upon death, are to receive the Common Stock or the amount that otherwise would have been distributed or paid to the Participant’s estate and may change or revoke any such designation from time to time. No such designation, change or revocation will be effective unless made by the Participant in writing and filed with the Company during the Participant’s lifetime. Unless the Participant has otherwise specified the beneficiary designation, the beneficiary or beneficiaries so designated will become fixed as of the date of the Participant’s death so that, if a beneficiary survives the Participant but dies before the receipt of the payment due such beneficiary, the payment will be made to such beneficiary’s estate.

Section 6.03 Termination of Employment. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon a Participant’s termination of employment with the Company or a Participating Affiliate, no further amounts shall be credited to the Participant’s Stock Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Participant’s termination of employment occurred and in accordance with the Plan, the entire credit balance in such Participant’s Stock Purchase Account will be used to purchase shares of Common Stock, unless such Participant has notified the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, of the Participant’s election to receive the entire credit balance in such Participant’s Stock Purchase Account in cash within 30 days after the end of that Purchase Period. For purposes of this Section 6.03, a transfer of employment to any Participating Affiliate, or a leave of absence which has been approved by the Committee, will not be deemed a termination of employment as a Regular Employee.

Section 6.04 Sale of Stock. A Participant may direct the Plan Custodian to sell a portion or all of the full shares held in his or her Stock Purchase Account. Upon receipt of the direction, the Plan Custodian will sell the designated shares at the prevailing market price. Following the second sale in any calendar year by a Participant of shares held in his or her Stock Purchase Account, all payroll deductions and contributions by the Company or the Participating Affiliate will cease for a period of six months, after which time the Participant may resume participation in the Plan. If a Participant makes a third request for the sale of shares in any calendar year, the Participant’s participation in the Plan shall cease, the Participant’s Stock Purchase Account shall be closed, and the Participant shall not be eligible to participate in the Plan for a period of at least six months after the date of the Participant’s third request for such sale of shares.

ARTICLE VII. NONTRANSFERABILITY

Section 7.01 Nontransferable Right to Purchase. The right to purchase Common Stock hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), except as provided in Section 6.02 of the Plan, and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.

Section 7.02 Nontransferable Account. Except as provided in Section 6.02 of the Plan, the amounts credited to a Stock Purchase Account may not be assigned, transferred,

pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

ARTICLE VIII. COMMON STOCK ISSUANCE AND DIVIDEND REINVESTMENT

Section 8.01 Issuance of Purchased Shares. Promptly after the last day of each Purchase Period and subject to such terms and conditions as the Committee in its sole discretion may impose, the Company will cause the Common Stock then purchased pursuant to Section 5.01 of the Plan to be issued for the benefit of the Participant and held in the Participant’s Stock Purchase Account pursuant to Section 8.03 of the Plan.

Section 8.02 Completion of Issuance. A Participant shall have no interest in the Common Stock purchased pursuant to Section 5.01 of the Plan until such Common Stock is issued for the benefit of the Participant pursuant to Section 8.03 of the Plan.

Section 8.03 Form of Ownership. The Common Stock issued under Section 8.01 of the Plan will be held in the name of the Participant or jointly in the name of the Participant and another person, as the Participant may direct on a form provided by the Company, until such time as certificates for such shares of Common Stock are delivered to or for the benefit of the Participant pursuant to Section 8.05 of the Plan.

Section 8.04 Automatic Dividend Reinvestment. Any and all cash dividends paid on full and fractional shares of Common Stock held in a Participant’s Stock Purchase Account shall be credited to the Participant’s Stock Purchase Account on the basis of the number of shares in the Participant’s Stock Purchase Account on the date of record of the dividend and shall be reinvested to acquire shares of Common Stock purchased in the open market by the Plan Custodian. Purchases of Common Stock under this Section 8.04 will be normally purchased within ten business days of the dividend payment date, depending upon market conditions. The price per share of the Common Stock purchased pursuant to this Section 8.04 shall be the price per share at which the Common Stock is actually purchased in the open market for the relevant period on behalf of all participants in the Plan. All shares of Common Stock acquired under this Section 8.04 will be held in the Plan in the same name as the Common Stock upon which the cash dividends were paid.

Section 8.05 Delivery. At any time and subject to such terms and conditions as the Committee in its sole discretion may impose, the Participant may elect to have the Plan Custodian deliver to or for the benefit of the Participant a certificate for the number of whole shares and cash for the number of fractional shares representing the Common Stock purchased pursuant to Section 5.01 of the Plan together with any additional shares of Common Stock acquired pursuant to Section 8.04 of the Plan upon the reinvestment of dividends. The election notice will be processed as soon as practicable after receipt.

ARTICLE IX. EFFECTIVE DATE, AMENDMENT AND TERMINATION OF PLAN

Section 9.01 Effective Date. The Plan was approved by the Board of Directors on July 25, 2000. The Plan was amended and restated effective as of May 1, 2003.

Section 9.02 Plan Commencement. The Plan commenced September 1, 2000 (the “Commencement Date”).

Section 9.03 Powers of Board. The Board of Directors may amend or discontinue the Plan at any time; provided, however, that any termination of the Plan shall not adversely affect the rights relating to the Participant’s Common Stock issued pursuant to the Plan.

ARTICLE X. ADMINISTRATION

Section 10.01 The Committee. The Plan shall be administered by a committee (the “Committee”) of directors of the Company designated by the Board of Directors to administer the Plan.

Section 10.02 Powers of Committee. Subject to the provisions of the Plan, the Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to establish deadlines by which the various administrative forms must be received in order to be effective, and to adopt such other rules and regulations for administering the Plan as it may deem appropriate. The Committee shall have full and complete authority to determine whether all or any part of the Common Stock acquired pursuant to the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner a Participant’s rights with respect thereto. Decisions of the Committee will be final and binding on all parties who have an interest in the Plan.

Section 10.03 Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board of Directors may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

Section 10.04 Stock to be Sold. The Common Stock to be sold under the Plan shall be shares acquired in the open market by the Plan Custodian.

Section 10.05 Notices. Notices to the Committee should be addressed as follows:

Apogee Enterprises, Inc.

7900 Xerxes Avenue South, Suite 1800

Minneapolis, MN 55431

Attn: ESPP

ARTICLE XI. ADJUSTMENT FOR CHANGES IN STOCK OR COMPANY

Section 11.01 Stock Dividend or Reclassification. If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company, or shares of a different par value or without par value, through reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Company’s Articles of Incorporation, reverse stock split or otherwise, an appropriate adjustment shall be made in the maximum number and kind of securities to be purchased under the Plan with a corresponding adjustment in the purchase price to be paid therefor.

Section 11.02 Merger or Consolidation. If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

ARTICLE XII. APPLICABLE LAW

The internal law, and not the law of conflicts, of the State of Minnesota shall govern all questions concerning the validity, construction and effect of the Plan, any rules or regulations relating to the Plan and the rights to purchase Common Stock granted under the Plan.